As filed with the Securities and Exchange Commission on June 12, 2013

Registration No.  333 - __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

2013 Stock Incentive Plan

(Full title of the plans)

Copy to:

Michael E. Pfau, Esq.

Reicker, Pfau, Pyle & McRoy LLP

1421 State Street, Suite B

Santa Barbara, California 93101

(805) 966-2440

(Name, address and telephone number,

including area code, of agent for service)

_____________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	5,000,000	$0.51	$2,550,000	$348.00

(1)    In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described above.

(2)    Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.  The computation is based upon the average of the high and low prices of the Company's common stock as reported on the OTCBB on June 6, 2013.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of EnerJex Resources, Inc., 2013 Stock Incentive Plan, as specified by Rule 428(b)(1) under the Act. Such documents are not required to be, and are not, filed with Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on April 10, 2013;

(2)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 14, 2013;

(3)	The Registrant’s Proxy Statement on Schedule 14A filed with the Commission on May 22, 2013;

(4)	All other filings made by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(5)	The description of the Registrant's common stock contained in its Registration Statement on Form 10-SB filed with the Commission on August 30, 1999 and all amendments or reports filed for the purpose of updating such description.

The Registrant is also incorporating by reference in this registration statement all reports and other documents that it files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining.  These reports and documents will be incorporated by reference in and considered to be a part of this registration statement as of the date of filing of such reports and documents.

Any statement contained in this registration statement or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws. Pursuant to our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of us) by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the company or is or was serving at the request of us as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a pleas of nolo contenders or its equivalent shall not of itself create a presumption that the person did not act in good faith and in such person’s manner which that such person reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe such person’s conduct was unlawful.

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of our company or procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of our company or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in our best interests: but no indemnification shall be made in respect to any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person duty to us unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in the preceding two paragraphs or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by such person in connection therewith.

The indemnification provided by the provisions described in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under our articles of incorporation, the bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, Texas on June 12, 2013.

ENERJEX RESOURCES, INC., a Nevada corporation

By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr., Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Watson, Jr., and his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert G. Watson, Jr.	Director and Chief Executive Officer (Principal Executive Officer)	June 12, 2013
Robert G. Watson

/s/ Douglas Wright	Chief Financial Officer (Principal Financial Officer)	June 12, 2013
Douglas Wright

/s/ R. Atticus Lowe	Director and Senior Vice President of Corporate Marketing	June 12, 2013
R. Atticus Lowe

/s/ Lance Helfert	Director	June 12, 2013
Lance Helfert

/s/ James G. Miller	Director	June 12, 2013
James G. Miller

/s/ Richard Menchaca	Director	June 12, 2013
Richard Menchaca

EXHIBIT INDEX

Exhibit No.	Description	Location

5.1	Opinion of Reicker, Pfau, Pyle & McRoy LLP of the Registrant	Filed herewith.

10.1	2013 Incentive Plan	Filed herewith.

23.1	Consent of Weaver Martin & Samyn, LLC	Filed herewith.